Delaney Equity Group, LLC

FINRA / SIPC MEMBER

July 23, 2015

Mr. Paul Parliament CEO
Goldland Holdings Co.
590 York Road Unit #3
Niagara On The Lake, Ontario Los 1Jo
Canada
http://www.goldlandholdingscompany.com
Phone: 905-684-1515

Re: Advisor Consulting Agreement

Dear Paul,

This Advisor Consulting Agreement (this "**Agreement**") will confirm that, **Goldland Holdings Co., engages** Delaney Equity Group, LLC. (**"Delaney"**), to act alone or with other firms on a best efforts basis as its non-exclusive, Advisor/Consultant on a commercially reasonable basis using its best efforts to provide certain Services (as defined below) to the Company in accordance with the terms and conditions set forth herein; and Delaney hereby agrees to provide such Services on a commercially reasonable best-efforts basis to the Company in accordance with such terms and conditions. Delaney makes no assurances that the provision of the Services hereunder will be successful. This proposal is valid for seven business days.

Now, therefore, in consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. For the purposes of this Agreement, the term **"Services"** shall include efforts to Advise the Company and/or any of its Projects, or otherwise arrange for the Company to receive capital on terms and conditions acceptable to the Company, through any legal means, whether equity, debt or any combination thereof, (collectively, a "**Financing**")

2. For the purposes of this Agreement, an Accredited Investor, as such term is defined in Rule 501 of Regulation D, shall be considered to have been introduced to the Company by or through Delaney if the Accredited Investor was first introduced to the Company directly by Delany, its agents or employees, (a **"Delaney Referred Investor"**). Delaney

agrees to designate, in writing, conference call, or by email a Delaney Referred Investor at the time the referral is made

3. Nothing contained in this Agreement shall be construed as an offer by Delaney or any of its affiliates to extend credit. In addition, Delaney does not provide legal, tax or accounting services and does not render such advice.

4. The "Term" of this Agreement shall extend from the date of this agreement executed for a period of one (1) year and automatically renew unless Delaney is contacted by the company in writing 30 days prior or until delivery of written notice by the Company to Delaney to terminate this agreement at any time with or without cause (the "Termination Date"), provided, however, that the termination of this Agreement shall not in any way limit, modify or otherwise affect the rights of Delaney to: (i) receive its entire compensation pursuant to the terms of this Agreement in connection with any services or a Financing involving the Company during the Term of this Agreement or subsequent to the termination or expiration of this Agreement as provided in Section 5(a)(v) below, (ii) receive reimbursement, on an accountable basis and in an amount not to exceed $5,000, of expenses incurred by Delaney up to the date of termination or expiration of this Agreement pursuant to the terms of Section 5(a)(iv) hereof, and (iii) be protected by the indemnification rights, waivers and other provisions of this Agreement. Delaney will submit the sales materials, any preliminary/introductory letter or memorandum and all other material written information to the Company for approval before distributing. The Company will authorize distribution or provide comments to Delaney within five business days after receiving such material.

5. In consideration of the performance of the Services pursuant to this Agreement, the Company shall compensate Delaney as follows:

   Upon the execution of this Agreement, the Company will pay to Delaney a fee $2500 dollars payable September 1, 2015 after the signing of this Agreement by the Company. Said funds will be used to defray the cost of performing initial due diligence and background checks etc in conformity with the rules of the Financial Industry Regulatory Authority ("FINRA"). Delaney agrees to share this due diligence with Delaney referred investors should the information be requested and the distribution of the information meet with Delaney's customary business practices.

   a. The obligation of the Company to pay fees under this section 5 a. of the agreement shall not arise until upon the closing of a Financing on terms accepted in writing by the Company with a Delaney Referred Investor, the Company shall pay fees to Delaney promptly following the actual transfer of Consideration (as defined herein) to the Company, its stockholders, affiliates or subsidiaries. These fees shall consist of the following:

      i. A cash fee equal to eight percent (8.0%) of the aggregate Consideration received by the Company, its stockholders, affiliates or subsidiaries from said investors relative to a Financing referred to in this Section 5(a) (i); in addition, the Company shall issue to Delaney warrants (the **"Financing Warrants"**) Delaney with receive ten percent (10%) of the number of Shares Purchased or the total amount raised which every is greater. Said warrants will be exercisable at 110 % of the five day bid price "VWAP" for common shares. The cash fee shall be payable to Delaney by the Company at closing. The Company shall cause the financing warrants to be issued to Delaney within thirty days of closing of a financing.

ii. Non-accountable expenses equal to two percent (2.0%) of the aggregate Consideration.

iii. The Financing Warrants shall be exercisable at the option of the holder for a period of five (5) years from the date of closing of any financing at an exercise price (the "Financing Warrant Exercise Price") said warrants will be exercisable at 110 % of the five day bid price "VWAP" for common shares. The terms of the Financing Warrants shall be set forth in an agreement (the "Financing Warrant Agreement") in form and substance reasonably satisfactory to the Company and Delaney. The Financing Warrant Agreement shall contain customary terms, including without limitation, provisions for "cashless" exercise and customary demand and piggyback registration rights to investor, etc. The Company shall cause the Financing Warrants to be issued to Delaney within 30 days of Closing.

iv. If all or part of the Financing is in the form of a note that is convertible into equity, the Company shall pay fees on the portion of the Consideration that meets these criteria in accordance with Section 5(a) (i) of this Agreement.

v. If all or part of the Financing for a particular Company, for Acquisitions and or Projects is in the form of non-convertible debt or equity, (i.e.) debt financing transaction etc, then the cash fee shall be six per cent (6.0%) of the gross amount raised. In addition, the Company shall issue to Delaney warrants (the "**Financing Warrants**") equal to ten percent (10.0%) of the gross dollar amount raised. Said warrants will be exercisable at 110 % of the five day bid price "VWAP" for common shares. In the event another financing group is introduced by Delaney the company total fees will not exceed the above. Delaney may assign any or all of its rights to affiliates.

vi. As a Banker/Advisor Delaney will receive three million five hundred thousand restricted shares at signing said shares are non-dilutive. Effective delivery will be 30 day from signing. Delaney will also receive three (3%) of the gross amount of any merger, acquisition or transaction that the firm significantly advises on or introduces. Delaney will not receive a 3% advisor fee on top of a referral fee for a financing or a referral fee on top of advisor fee. Delaney will also advise and/or review the company new business plan, acquisitions, transfer agent, and all aspects with management of a public company. As advisor, Delaney will receive $3000 a month starting September 24, 2015. In the event Delaney contracts out for an independent report, and only with the company approval, then the company will be responsible for said cost.

vii. Subsequent Transactions Tail. During the Term of this Agreement, and for a period of forty eight (48) months after the termination, last closing or expiration of this Agreement, if the Company consummates a Financing with any Delaney Referred Investor or Group then the Company shall pay to Delaney all fees and expenses provided hereunder.

b. Fees and expenses due Delaney hereunder shall be earned and paid out of the funds received at the closing of any Financing. It is understood that in the event

Delaney brings in another Investment Bank and or advisor to assist in a deal Delaney will be responsible for any fees not the company.

c. Delaney and/or its affiliates may be a Delaney Referred Investor in any Financing.

d. During the Term of this Agreement and subject to the Company's prior written approval which may not be reasonably withheld, Delaney reserves the right to have selected dealers ("**Selected Dealers**") in good standing with the NYSE and/or the Financial Industry Regulatory Authority ("**FINRA**") participate in the Financing, specifically for the purposes of assisting the Company in finding qualified accredited investors for any Financing. Such Selected Dealers shall be compensated as directed by Delaney. Delaney may a sign any and all right to affiliates.

Any communications specifically required hereunder to be in writing, if sent to Delaney, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to it at Delaney Equity Group, LLC, 2401 PGA Blvd. Suite 110 Palm Beach Gardens, Fl. 33410 ATTN: John Calabria Banking Group and if sent to the Company, will be sent by overnight courier providing a receipt of delivery or by certified or registered mail to Mr. Paul Parliament CEO **Goldland Holdings Co.** 590 York Road Unit #3 Niagara on The Lake, Ontario Los 1Jo Canada. Mailing address: PO. Box 299 ST. Davis Ontario, Canada LoS1F.

If this letter correctly sets forth the entire understanding between Delaney and the Company with respect to the foregoing, please so indicate by signing below, at which time this letter shall become a binding contract.

Sincerely,

Delaney Equity Group, LLC.

John Calabria Banking Group

Accepted and agreed as of the date first above written:

Goldland Holdings Co.

Paul Parliament President, CEO